Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Matthew P. Wagner	Victor R. Santoro
	Chief Executive Officer	Executive Vice President and
	10250 Constellation Boulevard	Chief Financial Officer
	Suite 1640	10250 Constellation Boulevard
	Los Angeles, CA 90067	Suite 1640
Los Angeles, CA 90067
Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE

July 21, 2009

PACWEST BANCORP ANNOUNCES RESULTS

FOR THE SECOND QUARTER OF 2009

—Net Loss of $5.7 Million or $0.18 Per Share—

—Net Interest Margin Reaches 4.97% in June—

—Total Tangible Capital Ratio at 9.65%—

—Credit Loss Reserve at 1.97% of Net Loans—

—Average Core Deposits Increased $122.4 Million—

San Diego, California . . . PacWest Bancorp (Nasdaq: PACW) today announced a net loss for the second quarter of 2009 of $5.7 million, or $0.18 per diluted share, compared to net earnings of $1.4 million, or $0.04 per diluted share, for the first quarter of 2009.  The decrease in net earnings compared to the first quarter of 2009 resulted mostly from higher credit loss provisions, higher other real estate owned (OREO) expenses and the special FDIC insurance assessment.

This press release contains certain non-GAAP financial disclosures for operating earnings and tangible capital.  The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  Operating earnings are determined by eliminating the goodwill write-off; goodwill and any impairment thereof has no effect on the Company’s or the Bank’s reported regulatory capital ratios.  Because the use of tangible capital amounts and ratios is becoming more prevalent among banking regulators, investors and analysts, we disclose our tangible capital ratios in addition to equity to assets ratios.  Please refer to the table at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

SECOND QUARTER RESULTS

	Second	First
In thousands, except per share data and percentages	Quarter 2009	Quarter 2009

Net (loss) earnings	$(5,740)	$1,445
Diluted (loss) earnings per share	$(0.18)	$0.04
Return on average assets	(0.52)%	0.13%
Return on average equity	(4.88)%	1.27%
Efficiency ratio	85.5%	71.0%
Net interest margin	4.92%	4.71%

At quarter end:
Allowance for credit losses to loans, net of unearned income	1.97%	1.95%
Equity-to-assets:
Consolidated Company	10.37%	10.43%
Pacific Western Bank	11.41%	11.29%
Tangible common equity (TCE) ratios:
Consolidated Company	9.65%	9.67%
Pacific Western Bank	10.71%	10.54%

The decrease in net earnings of $7.2 million between the second quarter of 2009 and the first quarter of 2009 is due mainly to the combination of a higher provision for credit losses, ($2.3 million after tax), higher OREO costs ($4.8 million after tax) and the special FDIC insurance assessment ($1.2 million after tax).  The increase in the efficiency ratio for the linked quarters of 2009 was due mostly to the higher OREO costs and the special FDIC insurance assessment which together added 183 basis points to the second quarter efficiency ratio.

Matt Wagner, Chief Executive Officer, commented, “During the second quarter, we focused on core deposit growth and managing our loan portfolio.  Core deposits grew over $10 million for the quarter and over $130 million for the first six months, which has resulted from meaningful inflows from new customers.  On the credit side, we continued to review individual credits for early indications of weakness and risk-grade them appropriately.  With respect to OREO properties, we are having success in selling them with over $13 million sold during the second quarter and another $13 million either in escrow or under contract which are expected to be sold during the third quarter.  We believe that an aggressive, realistic approach to credit will continue to serve us well in this difficult economic cycle.”

Mr. Wagner continued, “While we are disappointed to have recorded a small loss for the quarter, we remain vigilant in protecting our credit loss reserve and our capital.  Our credit loss provision replenished our allowance for credit losses and we augmented the Bank’s capital during the quarter with a cash infusion from the holding company.  Our substantial capital base and core operating strengths of low cost deposits and credit management are proving to be our bedrock in this challenging environment.”

Vic Santoro, Executive Vice President and Chief Financial Officer, stated, “Our net interest margin increased by 21 basis points to 4.92% and was driven mostly by lowering our deposit cost by 22 basis points to 0.90%.  We increased our noninterest-bearing demand deposits while continuing to run-off the higher-costing acquired and brokered deposits.  Despite the overall net loss reported for the quarter, our core metrics remain strong with a credit loss reserve coverage ratio of 1.97%, a healthy low-cost funding base, and robust capital levels with the Company’s and the Bank’s tangible common equity ratios at  9.65% and 10.71% at June 30, 2009. We continue to believe that we are well-positioned to take advantage of growth opportunities as they arise.”

YEAR TO DATE RESULTS

	Six months ended
	June 30,
In thousands, except per share data and percentages	2009	2008

Net loss as reported	$(4,295)	$(747,237)
Goodwill write-off	—	761,701
Net operating (loss) earnings	(4,295)	14,464

Diluted loss per share	$(0.15)	$(27.53)
Diluted net operating (loss) earnings per share	$(0.15)	$0.52

Efficiency ratio	78.3%	664.9%
Operating efficiency ratio	78.3%	57.8%

Net interest margin	4.82%	5.51%

The lower net loss for the six months ended June 30, 2009 was due mostly to the $761.7 million goodwill write-off that occurred in the first half of 2008.  The net loss for the first six months of 2009 was $18.8 million lower than the net earnings for the same period of 2008 when the 2008 goodwill write-off is excluded.  Such decrease is attributable to lower net interest income ($8.2 million after tax), higher provision for credit losses ($1.5 million after tax), higher OREO costs ($5.9 million) and higher FDIC insurance assessments ($2.4 million after tax).  The goodwill write-off increased the 2008 efficiency ratio by 6,071 basis points, from 57.8% to 664.9%.

BALANCE SHEET CHANGES

Total loans, net of unearned income, decreased $20.0 million on a net basis to $3.9 billion during the second quarter of 2009.  Although our loan balances declined, we remain active in our marketplace serving our customers with loans to new and existing customers of approximately $130 million.

Total deposits decreased $147.5 million during the second quarter.  When brokered and acquired money desk deposits are excluded, however, deposits decreased by only $11.9 million; this includes a $10.5 million increase in our core deposits (noninterest-bearing demand, interest-bearing checking, savings and money market deposits).  At June 30, 2009, noninterest-bearing demand deposits totaled $1.2 billion and represented nearly 38% of total deposits.  Brokered and acquired money desk deposits totaled $31.8 million at June 30, 2009 compared to $167.4 million at March 31, 2009.  Since year end core deposits have increased $130.9 million.

NET INTEREST INCOME

Net interest income totaled $50.7 million for the second quarter of 2009 compared to $48.8 million for the first quarter of 2009. Loan interest income declined $184,000 in the second quarter due mostly to lower average balances.  Interest expense decreased $2.0 million compared to the first quarter due to continued run off of the higher-rate brokered deposits, lower offering rates on existing accounts and higher balances of lower-costing transactional deposits.

Net interest income decreased $14.2 million for the six months ended June 30, 2009 compared to the same period of 2008.  The decrease is due mostly to reduced loan interest income from lower average balances and yields.  The loan yields are down year-over-year due to the lower level of market interest rates and higher nonaccrual loans.  The decline in market interest rates also contributed to lower interest expense.

NET INTEREST MARGIN

Our net interest margin for the second quarter of 2009 was 4.92%, an increase of 21 basis points when compared to the first quarter of 2009 net interest margin of 4.71%.  The increase in the net interest margin is due mostly to lower funding costs.  We have managed down our deposit costs as market interest rates remain at historically low levels, increased our noninterest-bearing demand deposits and replaced higher-cost acquired deposits with less expensive FHLB advances to augment liquidity flows.

The net interest margin was 4.77% in April, 5.02% in May and 4.97% in June.  The yield on average loans was 6.31% for the second quarter of 2009 compared to 6.37% for the first quarter and the loan yield for the month of June was 6.29%.  Net reversals of interest income on nonaccrual loans negatively impacted the second quarter’s net interest margin and loan yield by 5 basis points.

Deposit pricing and improved deposit mix led to a 28 basis point decrease in the cost of interest-bearing deposits to 1.43% for the second quarter and a 22 basis point decrease in our all-in deposit cost to 0.90%.  On a monthly basis, all-in deposit costs were 0.96% in April, 0.88% in May and 0.85% in June.  Our relatively low cost of deposits is driven by demand deposit balances, which averaged 37% of average total deposits during the second quarter of 2009.  Average core deposits increased $122.4 million quarter over quarter.  The overall cost of interest-bearing liabilities was 1.89% for the second quarter of 2009, down 24 basis points from the first quarter due mostly to lower deposit costs.  The cost of interest-bearing liabilities decreased to 1.85% in June 2009 from 1.99% in March 2009.

The net interest margin for 2009 is 4.82% compared to 5.51% for the first six months of 2008.  The decrease is due mostly to lower market interest rates and an increase in nonaccrual loans.

NONINTEREST INCOME

Noninterest income for the second quarter of 2009 totaled $5.4 million compared to $6.1 million in the first quarter of 2009.  The decrease is due primarily to life insurance proceeds of $536,000 received during the first quarter of 2009; there was no similar item in the second quarter of 2009.

Noninterest income decreased for the six months ended June 30, 2009 to $11.5 million from the $11.8 million earned during the same period in 2008.  The decrease in noninterest income resulted largely from lower interest return on the cash surrender values of our life insurance policies and lower service charge income.

NONINTEREST EXPENSE

Noninterest expense increased $8.9 million to $47.9 million for second quarter of 2009 from the first quarter.  Such increase is due mostly to OREO expenses and higher FDIC deposit insurance costs.  The second quarter OREO expenses include holding costs of $526,000, carrying value write-downs of $7.2 million and net realized losses of $1.5 million resulting from the sale of OREO.  The FDIC special assessment for all banks was to be accrued in the second quarter; such special assessment was based on asset size and it totaled $2.0 million for Pacific Western Bank.  Compensation costs declined quarter-over-quarter as we reduced our staffing levels in response to the lending environment.  The first quarter of 2009 reorganization and lease charges of $1.2 million related to staff reductions, premises costs related to the planned closing of two banking offices and additional rent for a discontinued acquired office; there were no such items in the second quarter of 2009.

Noninterest expense includes amortization of time-based and performance-based restricted stock, which is included in compensation, and intangible asset amortization.  Amortization of restricted stock totaled $1.9 million for the second quarter of 2009 compared to $2.2 million for the first quarter of 2009.  Amortization expense for restricted stock awards is estimated to be $7.9 million for 2009.  Intangible asset amortization totaled $2.4 million for the second quarter of 2009 and $2.2 million for the first quarter of 2009 and is estimated to be $9.2 million for 2009.  The 2009 estimates of both restricted stock award expense and intangible asset amortization are subject to change.

Noninterest expense for the six months ended June 30, 2009 totaled $86.9 million compared to $834.3 million for the same period in 2008.  The decrease is due to the goodwill write-off of $761.7 million incurred in the first half of 2008; there was no such write-off in 2009.  Excluding this write-off, operating noninterest expense was $72.6 million for the first six months of 2008.  The $14.3 million increase in operating noninterest expense is due to higher OREO costs of $10.1 million, higher insurance costs of $4.1 million, and higher reorganization costs of $957,000.  The majority of the OREO costs were incurred in the second quarter of 2009.  The higher insurance costs relate entirely to higher FDIC deposit insurance premiums, including the cost to participate in the Temporary Liquidity Guarantee Program and the second quarter of 2009 special FDIC assessment.

TAXES

The effective tax rate for the second quarter of 2009 was 41.7% compared to 23.3% for the first quarter of 2009.  Tax credits on certain investments, tax-exempt income and other tax adjustments have a greater effect on our effective tax rates during periods of net losses or minimal net earnings.  The Company’s blended Federal and State statutory rate is 42.0%.

CREDIT QUALITY

The credit loss provision for the second quarter of 2009 of $18.0 million was based on our reserve methodology and considered, among other factors, net charge-offs, the level and trends of classified, criticized, past due and nonaccrual loans, general market conditions and portfolio concentrations.  At June 30, 2009, the allowance for credit losses totaled $76.7 million and represented 1.97% of loans net of unearned income compared to $76.6 million and 1.95% at the end of March.

Our loan portfolio continues to experience pressure from the economic trends in Southern California as indicated by the level of net charge-offs and the increases in nonaccrual loans and nonperforming assets.  We expect that such pressures will continue in 2009.

Nonperforming assets include nonaccrual loans and OREO and totaled $203.5 million at the end of June compared to $186.2 million at the end of March. The ratio of nonperforming assets to loans and OREO increased to 5.15% at June 30, 2009 from 4.69% at March 31, 2009.  The increase in nonperforming assets is due to higher nonaccrual loans.

The types of loans included in the nonaccrual and accruing loans past due between 30 and 89 days categories as of June 30, 2009 and March 31, 2009 follow:

	Nonaccrual loans				Accruing and over 30 days past due
	June 30, 2009		March 31, 2009		June 30,	March 31,
	As a % of		As a % of		2009	2009
Loan category	loan category	Balance	loan category	Balance	Balance	Balance
	(Dollars in thousands)

SBA 504	5.3%	$6,497	3.2%	$3,869	$14,821	$2,699
SBA 7(a) and Express	24.6%	10,028	24.4%	10,173	529	738
Residential construction	35.6%	49,071	25.4%	44,778	2,606	22,893
Commercial real estate	1.0%	21,029	1.1%	22,782	7,087	13,442
Commercial construction	3.4%	8,606	5.7%	14,875	1,170	—
Commercial	3.0%	21,760	2.5%	18,255	1,199	2,543
Commercial land	1.4%	1,058	1.9%	1,641	—	—
Residential other	16.0%	20,504	15.5%	18,896	101	743
Residential land	23.4%	17,940	2.2%	1,257	—	—
Residential multifamily	0.3%	301	0.3%	301	—	—
Other, including foreign	0.2%	123	2.0%	1,670	40	640
	4.0%	$156,917	3.5%	$138,497	$27,553	$43,698

The $18.4 million net increase in nonaccrual loans during the second quarter is composed of additions of $57.5 million, repayments and payoffs of $5.6 million, charge-offs of $15.9 million, and foreclosures of $17.6 million. The most significant additions include: 4 high-end residential construction loan projects for $22.1 million, of which two are located in the Desert region of Southern California, one is located in the Inland Empire, and one is located in Orange County; a $4.9 million commercial real estate loan located in Orange County that was paid down significantly in early July; and two residential land loans for $17.0 million.  The larger residential land loan ($13.1 million) is an in-fill lot development loan in the South Bay area of Southern California.  Other new nonaccrual loans include 3 SBA real estate loans totaling $2.7 million, $2.0 million in SBA commercial loans, 2 financing receivables totaling $2.1 million and 3 loans in the residential other category totaling $1.6 million.

In addition to the loans added to nonaccrual in the second quarter, the most significant nonaccrual loans include: a $16.6 million residential construction loan collateralized by 28 remaining units of a 32-unit condo project in Orange County; a $13.7 million commercial loan for a retailer of high-end sports equipment where we continue to work with the bankrupt debtor and the guarantor; and an $11.8 million “residential other” loan secured by several exclusive residential properties in and around San Diego.

Included in the nonaccrual loans at the end of June are $16.5 million of SBA related loans representing 10.5% of total nonaccrual loans at that date.  The SBA 504 loans are secured by first trust deeds on owner-occupied business real estate with loan-to-value ratios of generally 50% or less at the time of origination.  SBA 7(a) loans are secured by borrowers’ real estate and/or business assets and are covered by an SBA guarantee of up to 85% of the loan amount.  The SBA guaranteed portion on the 7(a) and Express loans shown above is $8.1 million.  At June 30, 2009, the SBA loan portfolio totaled $165.0 million and was composed of $124.1 million in SBA 504 loans and $40.9 million in SBA 7(a) and Express loans.

Loans accruing and over 30 days past due decreased $16.1 million during the second quarter to $27.6 million due mostly to 21 loans totaling $15.3 million that were brought current and a $1.0 million combination of writeoffs, payoffs and transfers.

The activity in OREO during the second quarter of 2009 included 14 sales for $13.3 million; write-downs of $7.2 million and 11 additions of $19.5 million.  The write-downs were based on new appraisals or negotiated sales prices with buyers.  The details of OREO as of June 30, 2009 and March 31, 2009 follow:

	Balance as of
Property Type	June 30, 2009	March 31, 2009
	(Dollars in thousands)

Improved residential land	$2,611	$4,271
Commercial real estate	28,021	31,003
Residential condominiums	2,418	3,143
Single family residences	13,532	9,256
Total	$46,582	$47,673

Our exposure to nonowner-occupied residential construction loans was reduced by $22.3 million during the second quarter to $208.8 million at the end of June.  The reduction was due mostly to $14.6 million in payoffs and $4.6 million in foreclosures.

The details of the nonowner-occupied residential construction loan portfolio as of the dates indicated follow:

	As of June 30, 2009			As of March 31, 2009
Loan Category	Balance	Number of loans	Average loan balance	Balance
	(Dollars in thousands)

Residential land acquisition and development	$53,552	19	$2,819	$58,420
Residential nonowner-occupied single family	66,320	24	2,763	86,574
Unimproved residential land	48,169	12	4,014	48,814
Residential multifamily	40,798	8	5,100	37,341
	$208,839	63	$3,315	$231,149

Our largest loan portfolio concentration is the real estate mortgage category, which includes loans secured by commercial and residential real estate.  The following table presents our real estate mortgage loan portfolio as of the dates indicated.

Loan Category	At June 30, 2009	At March 31, 2009
	(Dollars in thousand)
Commercial real estate mortgage
100% owner-occupied	$372,828	$362,428
Hotels and other hospitality	284,980	284,529
Nonowner-occupied office building, industrial and warehouse facilities	1,607,899	1,595,686
Total commercial real estate mortgage	2,265,707	2,242,643

Residential real estate mortgage:
Multi-family	105,450	103,329
Single family owner-occupied	86,389	91,004
Single family nonowner-occupied	53,746	45,814
Total residential real estate mortgage	245,585	240,147
Total real estate mortgage	$2,511,292	$2,482,790

STOCKHOLDERS’ EQUITY

On June 16, 2009, PacWest Bancorp filed a registration statement with the SEC to offer to sell, from time to time, shares of common stock, preferred stock, and other equity-linked securities, for an aggregate initial offering price of up to $150 million.  The registration statement was declared effective on June 30, 2009.  Proceeds from the offering are anticipated to be used to fund future acquisitions of banks and financial institutions and for general corporate purposes.  To date, no shares have been offered under this registration statement.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

PacWest and its wholly-owned banking subsidiary, Pacific Western Bank, each remained well capitalized at June 30, 2009 as shown in the following table.

	Minimum
	Regulatory
	Requirements	Actual
	Well	Pacific	Company
	Capitalized	Western	Consolidated
Tier 1 leverage capital ratio	5.00%	11.04%	12.59%
Tier 1 risk-based capital ratio	6.00%	11.44%	13.25%
Total risk-based capital	10.00%	12.70%	14.50%
Equity-to-assets	—	11.41%	10.37%
Tangible common equity (TCE) ratio	—	10.71%	9.65%

EARNINGS PER SHARE

On January 1, 2009, FSP EITF 03-06-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, became effective for us.  This pronouncement clarified that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends are considered participating securities and are included in the two-class method of determining basic and diluted earnings per shares. All our unvested restricted stock participates with our common stockholders in dividends.  Application of the new standard results in a reduction of net earnings available to common stockholders and lower earnings per share when compared to the previous requirements.  Application of the new standard had no effect on the reported amounts of earnings per share for the second quarter of 2008.  The new standard’s effect on the net loss per share for the six months ended June 30, 2008 was an increase of $0.01 to $27.53 from $27.52.

ABOUT PACWEST BANCORP

PacWest Bancorp is a bank holding company with $4.5 billion in assets as of June 30, 2009, with one wholly-owned banking subsidiary, Pacific Western Bank. Through 59 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Diego and San Bernardino Counties.  Through its subsidiary BFI Business Finance and its division First Community Financial, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration or a pronounced and sustained reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war, including the war in Iraq; legislative or regulatory requirements or changes adversely affecting the Company’s business; and changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in PacWest’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, PacWest’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. PacWest assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read PacWest Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PacWest with the SEC.  The documents filed by PacWest with the SEC may be obtained at PacWest Bancorp’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from PacWest by directing a request to: PacWest Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30	March 31,	December 31,
	2009	2009	2008
	(In thousands, except share data)
Assets:
Cash and due from banks	$102,351	$118,009	$100,925
Federal funds sold	—	—	165
Total cash and cash equivalents	102,351	118,009	101,090

Interest-bearing deposits in financial institutions	79,314	95,758	58,780

Federal Home Loan Bank stock, at cost	33,782	33,782	33,782
Securities available-for-sale, at estimated fair value	165,286	141,106	121,577
Total securities	199,068	174,888	155,359

Loans, net of unearned income	3,904,366	3,924,285	3,987,891
Allowance for loan losses	(72,122)	(71,361)	(63,519)
Net loans	3,832,244	3,852,924	3,924,372

Premises and equipment	23,611	24,202	24,675
Other real estate owned, net	46,583	47,673	41,310
Intangible assets	35,417	37,675	39,922
Cash surrender value of life insurance	66,593	66,198	70,588
Other assets	91,055	78,743	79,406
Total assets	$4,476,236	$4,496,070	$4,495,502

Liabilities and Stockholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$1,227,891	$1,223,884	$1,165,485
Interest-bearing deposits	2,025,420	2,176,932	2,309,730
Total deposits	3,253,311	3,400,816	3,475,215

Accrued interest payable and other liabilities	43,931	46,302	64,567
Borrowings	585,000	450,000	450,000
Subordinated debentures	129,897	129,946	129,994
Total liabilities	4,012,139	4,027,064	4,119,776

Stockholders’ Equity	464,097	469,006	375,726
Total Liabilities and Stockholders’ Equity	$4,476,236	$4,496,070	$4,495,502

Shares outstanding (including 1,237,423 shares at June 30, 2009, 1,267,405 shares at March 31, 2009, and 1,309,586 shares at December 31, 2008, underlying unvested stock awards)	32,310,308	32,326,505	28,516,106

Tangible book value per share	$13.27	$13.34	$11.78
Book value per share	$14.36	$14.51	$13.18

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

				Six Months Ended
	Quarters Ended			June 30,
	6/30/09	3/31/09	6/30/08	2009	2008
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$61,663	$61,847	$69,536	$123,510	$145,189
Interest on federal funds sold	—	—	23	—	63
Interest on time deposits in other financial institutions	37	61	2	98	5
Interest on investment securities	1,641	1,546	1,861	3,187	3,562
Total interest income	63,341	63,454	71,422	126,795	148,819

Interest expense:
Interest expense on deposits	7,367	9,320	8,919	16,687	20,740
Interest expense on borrowings	3,626	3,582	4,680	7,208	9,987
Interest expense on subordinated debentures	1,639	1,779	2,051	3,418	4,460
Total interest expense	12,632	14,681	15,650	27,313	35,187
Net interest income before provision for credit losses	50,709	48,773	55,772	99,482	113,632
Provision for credit losses	18,000	14,000	3,500	32,000	29,500
Net interest income after provision for credit losses	32,709	34,773	52,272	67,482	84,132

Noninterest income:
Service charges on deposit accounts	3,009	3,149	3,205	6,158	6,429
Other commissions and fees	1,746	1,685	1,812	3,431	3,331
Gain (loss) on sale of loans	—	—	(572)	—	(303)
Increase in cash surrender value of life insurance	394	439	617	833	1,204
Other income	224	808	302	1,032	1,172
Total noninterest income	5,373	6,081	5,364	11,454	11,833

Noninterest expense:
Compensation	18,394	19,331	18,919	37,725	37,765
Occupancy	6,462	6,386	5,930	12,848	11,800
Data processing	1,677	1,628	1,604	3,305	3,147
Other professional services	1,486	1,524	1,669	3,010	3,084
Business development	625	725	849	1,350	1,605
Communications	688	693	816	1,381	1,640
Insurance and assessments	3,871	1,598	810	5,469	1,350
Other real estate owned, net	9,231	997	127	10,228	101
Intangible asset amortization	2,367	2,247	2,484	4,614	5,014
Reorganization and lease charges	—	1,215	258	1,215	258
Legal settlement	—	—	780	—	780
Goodwill write-off	—	—	486,701	—	761,701
Other	3,130	2,625	3,100	5,755	6,014
Total noninterest expense	47,931	38,969	524,047	86,900	834,259
(Loss) earnings before income taxes	(9,849)	1,885	(466,411)	(7,964)	(738,294)
Income taxes	(4,109)	440	8,103	(3,669)	8,943
Net (loss) earnings	$(5,740)	$1,445	$(474,514)	$(4,295)	$(747,237)

Per share information
(Loss) earnings per share:
Basic (loss) earnings per share	$(0.18)	$0.04	$(17.47)	$(0.15)	$(27.53)
Diluted (loss) earnings per share	$(0.18)	$0.04	$(17.47)	$(0.15)	$(27.53)

UNAUDITED AVERAGE BALANCE SHEETS

	Quarters Ended			Six Months Ended
	6/30/09	3/31/09	6/30/08	6/30/09	6/30/08
	(Dollars in thousands)
Average Assets:
Loans, net of unearned income	$3,921,561	$3,938,322	$3,970,704	$3,929,895	$3,994,964
Investment securities	183,386	165,333	146,840	174,410	145,110
Federal funds sold	—	260	4,549	129	4,791
Interest-bearing deposits in financial institutions	30,425	92,271	326	61,177	325
Average earning assets	4,135,372	4,196,186	4,122,419	4,165,611	4,145,190
Other assets	279,331	284,628	748,146	281,601	889,137
Average total assets	$4,414,703	$4,480,814	$4,870,565	$4,447,212	$5,034,327

Average Liabilities and Stockholders’ Equity:
Average liabilities
Noninterest-bearing deposits	$1,223,169	$1,163,059	$1,256,794	$1,193,280	$1,264,984

Interest checking	370,664	349,908	373,382	360,343	371,611
Money market accounts	891,610	841,410	1,085,945	866,649	1,087,809
Savings	114,339	123,005	100,779	118,648	102,842
Time deposits	692,439	899,666	426,654	795,480	420,183
Interest-bearing deposits	2,069,052	2,213,989	1,986,760	2,141,120	1,982,445
Average deposits	3,292,221	3,377,048	3,243,554	3,334,400	3,247,429
Subordinated debentures	129,924	129,975	130,149	129,950	133,989
Borrowings	475,634	451,608	592,966	463,687	606,658
Other liabilities	45,458	61,882	48,801	53,260	49,503
Average liabilities	3,943,237	4,020,513	4,015,470	3,981,297	4,037,579
Average equity	471,466	460,301	855,095	465,915	996,748
Average liabilities and stockholders’ equity	$4,414,703	$4,480,814	$4,870,565	$4,447,212	$5,034,327

Yield Analysis:
Average earning assets	$4,135,372	$4,196,186	$4,122,419	$4,165,611	$4,145,190
Yield	6.14%	6.13%	6.97%	6.14%	7.22%
Average interest-bearing deposits	$2,069,052	$2,213,989	$1,986,760	$2,141,120	$1,982,445
Cost	1.43%	1.71%	1.81%	1.57%	2.10%
Average deposits	$3,292,221	$3,377,048	$3,243,554	$3,334,400	$3,247,429
Cost	0.90%	1.12%	1.11%	1.01%	1.28%
Average interest-bearing liabilities	$2,674,610	$2,795,572	$2,709,875	$2,734,757	$2,723,092
Cost	1.89%	2.13%	2.32%	2.01%	2.60%
Average subordinated debentures	129,924	129,975	130,149	129,950	133,989
Cost	5.06%	5.55%	6.34%	5.30%	6.69%
Average borrowings	475,634	451,608	592,966	463,687	606,658
Cost	3.06%	3.22%	3.17%	3.13%	3.31%
Average interest sensitive liabilities	$3,897,779	$3,958,631	$3,966,669	$3,928,037	$3,988,076
Cost	1.30%	1.50%	1.59%	1.40%	1.77%

Interest spread	4.25%	4.00%	4.65%	4.12%	4.62%
Net interest margin	4.92%	4.71%	5.44%	4.82%	5.51%

DEPOSITS (unaudited)

	As of the Dates Indicated
	6/30/09	3/31/09	12/31/08
	(Dollars in thousands)
Transaction accounts:
Demand deposits	$1,227,891	$1,223,884	$1,165,485
Interest checking	366,126	359,551	342,241
Total transaction accounts	1,594,017	1,583,435	1,507,726
Non-transaction accounts:
Money market	897,152	890,558	837,873
Savings	109,910	116,550	124,603
Time deposits under $100,000	250,826	400,084	611,083
Time deposits over $100,000	401,406	410,189	393,930
Total non-transaction accounts	1,659,294	1,817,381	1,967,489
Total deposits	$3,253,311	$3,400,816	$3,475,215

LOAN CONCENTRATION (unaudited)

	As of the Dates Indicated
	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$776,060	$779,971	$845,410	$803,717	$833,376
Real estate-construction	544,889	583,709	579,884	608,968	623,605
Commercial real estate-mortgage	2,511,292	2,482,790	2,473,089	2,437,593	2,361,529
Consumer	35,150	38,615	44,938	41,671	47,500
Foreign:
Commercial	42,672	44,955	50,918	49,153	46,096
Other	1,722	2,126	2,245	2,323	1,861
Total gross loans	$3,911,785	$3,932,166	$3,996,484	$3,943,425	$3,913,967

COMPONENTS OF ALLOWANCE FOR CREDIT LOSSES, NONPERFORMING ASSETS AND CREDIT QUALITY MEASURES (Unaudited)

	As of or for the:
	Quarter Ended		Year Ended
	6/30/09	3/31/09	12/31/08
	(Dollars in thousands)
ALLOWANCE FOR CREDIT LOSSES:
Allowance for loan losses	$72,122	$71,361	$63,519
Reserve for unfunded loan commitments	4,621	5,271	5,271
Allowance for credit losses	$76,743	$76,632	$68,790

NONPERFORMING ASSETS:
Nonaccrual loans	$156,917	$138,497	$63,470
Other real estate owned	46,583	47,673	41,310
Total nonperforming assets	$203,500	$186,170	$104,780

Allowance for credit losses to loans, net of unearned income	1.97%	1.95%	1.72%
Allowance for credit losses to nonaccrual loans	48.91%	55.33%	108.4%
Nonperforming assets to total loans and other real estate owned	5.15%	4.69%	2.60%
Nonaccrual loans to total loans	4.02%	3.53%	1.59%

ALLOWANCE FOR CREDIT LOSSES ROLLFORWARD AND NET CHARGE-OFF MEASUREMENT (unaudited)

	As of or for the:
	Quarter Ended	Quarter Ended	Year Ended
	6/30/09	3/31/09	12/31/08
	(Dollars in thousands)
Balance at beginning of period	$76,632	$68,790	$61,028
Loans charged-off:
Commercial	(3,405)	(1,881)	(7,664)
Real estate-construction	(12,757)	(1,572)	(24,998)
Real estate-mortgage	(1,536)	(2,738)	(2,617)
Consumer	(529)	(216)	(3,947)
Foreign	—	(368)	(349)
Total loans charged-off	(18,227)	(6,775)	(39,575)

Recoveries on loans charged-off:
Commercial	64	303	971
Real estate-construction	2	—	88
Real estate-mortgage	231	190	412
Consumer	11	110	47
Foreign	30	14	19
Total recoveries on loans charged-off	338	617	1,537
Net charge-offs	(17,889)	(6,158)	(38,038)
Provision for credit losses	18,000	14,000	45,800
Balance at end of period	$76,743	$76,632	$68,790

Annualized net charge-offs to average loans	1.83%	0.63%	0.96%

This press release contains certain non-GAAP financial disclosures for operating earnings and tangible capital.  The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  Operating earnings are determined by eliminating the goodwill write-off.  Because (a) goodwill is eliminated in determining regulatory capital levels and its impairment in no way impacts the Company’s regulatory capital, (b) the goodwill write-off occurred in the first half of 2008 with no prior pattern of such write-offs and (c) further goodwill write-offs are not expected as the asset has been totally eliminated and acquisition activity has been minor, we believe its exclusion from operating results allows investors to assess operating results on a normalized basis.  Because the use of tangible capital amounts and ratios is becoming more prevalent among banking regulators, investors and analysts, we disclose our tangible capital ratios in addition to equity-to-assets ratios.

These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with United States generally accepted accounting principles (GAAP).  The following table presents performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements.

Non GAAP Measurements (Unaudited)

				Six Months ended
	Quarter Ended			June 30,
In thousands, except per share data and percentages	June 30, 2009	March 31, 2009	June 30, 2008	2009	2008
Net (loss) earnings as reported	$(5,740)	$1,445	$(474,514)	$(4,295)	$(747,237)
Goodwill write-off	—	—	486,701	—	761,701
Net operating earnings	$(5,740)	$1,445	$12,187	$(4,295)	$14,464

GAAP basic shares outstanding	31,067.6	30,495.2	27,166.8	30,783.0	27,156.0
Effect of restricted stock and dilutive stock options (a)	—	0.5	—	—	—
GAAP diluted shares outstanding	31,067.6	30,495.7	27,166.8	30,783.0	27,156.0

Operating earnings basic shares outstanding	31,067.6	30,495.2	27,166.8	30,783.0	27,156.0
Effect of restricted stock and dilutive stock options	—	0.5	0.7	—	0.8
Operating earnings diluted shares outstanding	31,067.6	30,495.7	27,167.5	30,783.0	27,156.8

GAAP basic and diluted earnings (loss) per share	$(0.18)	$0.04	$(17.47)	$(0.15)	$(27.53)
Net operating diluted earnings per share	$(0.18)	$0.04	$0.44	$(0.15)	$0.52

GAAP return on average assets	(0.52)%	0.13%	(39.18)%	(0.19)%	(29.85)%
Net operating return on average assets	(0.52)%	0.13%	1.01%	(0.19)%	0.58%

GAAP return on average equity	(4.88)%	1.27%	(223.19)%	(1.86)%	(150.76)%
Net operating return on average equity	(4.88)%	1.27%	5.73%	(1.86)%	2.92%

Noninterest expense as reported	$47,931	$38,969	$524,047	$86,900	$834,259
Goodwill write-off	—	—	(486,701)	—	(761,701)
Operating noninterest expense	$47,931	$38,969	$37,346	$86,900	$72,558

End of period assets	$4,476,236	$4,496,070	$4,343,324
Intangibles	35,417	37,675	38,771
End of period tangible assets	$4,440,819	$4,458,395	$4,304,553

End of period equity	$464,097	$469,006	$374,744
Intangibles	35,417	37,675	38,771
End of period tangible equity	$428,680	$431,331	$335,973

Equity to assets ratio	10.37%	10.43%	8.63%
Tangible equity to assets (TCE) ratio	9.65%	9.67%	7.81%

Pacific Western Bank
End of period assets	$4,468,870	$4,486,793	$4,332,562
Intangibles	35,417	37,675	38,771
End of period tangible assets	$4,433,453	$4,449,118	$4,293,791

End of period equity	$510,086	$506,694	$467,921
Intangibles	35,417	37,675	38,771
End of period tangible equity	$474,669	$469,019	$429,150

Equity-to-assets	11.41%	11.29%	10.80%
Tangible equity to assets (TCE) ratio	10.71%	10.54%	9.99%

(a) Anti-dilutive for the quarters ended June 30, 2009 and 2008 for the six months ended June 30, 2008.

Contact information:

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021